                                                                      EXHIBIT 12

                              CARNIVAL CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)



                                                                   Three Months Ended February 28,
                                                                   -------------------------------
                                                                        1995             1994
                                                                        ----             ----
Net Income                                                            $ 67,552         $ 65,051
Income tax benefit                                                      (4,830)          (4,285)
                                                                      --------         --------

Income before income tax benefit                                        62,722           60,766
                                                                      --------         --------

Fixed Charges:
    Interest expense, net                                               17,551           13,137
    Interest portion of rental expense (1)                                 531              735
    Capitalized interest                                                 3,805            4,297
                                                                      --------         --------
TOTAL FIXED CHARGES                                                     21,887           18,169
                                                                      --------         --------

Fixed Charges Not Currently Affecting Income:
    Capitalized interest                                                (3,805)          (4,297)
                                                                      --------         --------

EARNINGS BEFORE FIXED CHARGES                                         $ 80,804         $ 74,638
                                                                      ========         ========

RATIO OF EARNINGS TO FIXED CHARGES                                        3.7x             4.1x
                                                                      ========         ========

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(1) Represents one-third of rental expense, which Company management believes to be representative of the interest portion of rental expense.